Exhibit 23.1

Consent of Independent Registered Accounting Firm

The Board of Directors

XM Satellite Radio Holdings Inc.:

We consent to the use of our reports incorporated by reference herein and to the reference to our firm under the headings “Experts” and “Summary Consolidated Financial Data” in the prospectus.

Our reports, dated February 5, 2004, except for Note 9(i), which is as of March 3, 2004, contain an explanatory paragraph that states that the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002.

/s/ KPMG LLP

McLean, VA

December 17, 2004